Exhibit A

Joint Filing Agreement

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Richardson Electronics, Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:	February 2, 2021

CHAIN OF LAKES INVESTMENT FUND, LLC

By:	/s/ Christopher B. Woodruff
Name:	Christopher B. Woodruff
Title:	President

/s/ Christopher B. Woodruff
Christopher B. Woodruff